Exhibit 97.1
AMENDED AND RESTATED
KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.
CLAWBACK POLICY
(Adopted November 8, 2023)
The Board of Directors (the “Board”) of Knight-Swift Transportation Holdings Inc. (the “Company”) (references to the Company herein also include Knight Transportation, Inc. (“Knight”) and Swift Transportation Company (“Swift”) and all subsidiaries of the Company, direct and indirect) has determined that it is appropriate for the Company to adopt an amended and restated clawback policy in order to meet the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), Securities Exchange Commission (“SEC”) Rule 10D-1 (240 CFR 10D-1) and Section 303A.14 of the New York Stock Exchange (“NYSE”) Listing Manual.
The Board of Directors believes that it is in the interests of the Company, its shareholders, and better corporate governance that the Company recover from an Executive (as defined below) any Excess Compensation Award (as defined below). Accordingly, the Company’s Board of Directors has adopted the following clawback policy (“Policy”). This Policy shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). This Policy amends and restates, in its entirety, the Company’s existing Clawback Policy dated September 8, 2017, effective as of the Effective Date.

1.Clawback and Amount Subject to Recovery
(a)If a Clawback Event (as defined below) occurs, subject to Sections 3 and 5, below, the Company shall require the Executive to reimburse the Company the amount by which the Executive’s Incentive Compensation Award (as defined below) for the relevant period exceeded the Incentive Compensation Award that would have been awarded, if any, if the award had been determined based upon the Accounting Restatement (as defined below) financial results, calculated without regard to tax liabilities (“Excess Compensation Award”). For any Incentive Compensation Award that is based on the Company’s stock price or total shareholder return, where the amount of the erroneously awarded compensation is not subject to mathematical calculation that can be made directly from an Accounting Restatement, the excess amount shall be based upon a reasonable estimate of the effect of the Accounting Restatement on the stock’s price or the total shareholder return, as applicable. The Committee shall document and retain its calculations relating to an Excess Compensation Award and any reasonable estimates of the effect of the Accounting Restatement; that information shall also be provided to the NYSE or other exchange on which the Company’s stock is traded. The Company shall act reasonably promptly to recover the amount of any Excess Compensation Award. The Company’s duty to recover an Excess Compensation Award is not dependent on when or if an Accounting Restatement is filed with the Securities Exchange Commission or another regulatory agency.
(b)The Company may pursue any other claims or rights it may have under applicable law against any Executive, in addition to the rights granted the Company pursuant to this Policy, and this Policy shall not limit the Company’s right to recover compensation paid to an Executive with respect to any violation of law or any material Company policy.
2.Time of Payment
For purposes of this Policy, an Excess Compensation Award or an Incentive Compensation Award is received by an Executive in the fiscal period during which the Financial
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Reporting Measure (as defined below) is attained that results in such Incentive Compensation Award being granted, earned, or vested, even if payment occurs after such period.
3.Limitation on Reimbursement
The Committee shall seek reimbursement of an Excess Compensation Award only if the Incentive Compensation Award was received by an Executive during the Recovery Period (as defined below), and then only if (i) the Executive was serving as such during a performance period for the Incentive Compensation Award; and (ii) the Company has a class of securities listed on a national securities exchange or national securities association.
4.Application to Omnibus Incentive Compensation Plan
This Policy shall be automatically incorporated by reference into each of the Company’s incentive compensation plans, as presently existing and, as amended, restated, supplemented or modified from time to time, including, without limitation, the Company’s 2014 Omnibus Incentive Plan, and into all applicable compensation policies, and grants or awards made under any such plan, or outside such plan, to any Executive. This Policy is in addition to the authority granted the Committee under the Company’s 2014 Omnibus Incentive Plan and any grants made thereunder.
5.Exceptions
(a)The Company shall not be obligated to recover an Excess Compensation Award if the condition of 5(i) through (iii) below are met and the Committee determines that recovery would be impracticable.
(i)    The expense paid to a third-party to enforce this Policy would exceed the amount to be recovered, based on the expense of enforcement, after making and documenting a reasonable attempt to recover such amount.
(ii)    Recovery would violate a home county law that was adopted prior to November 28, 2022, based on the opinion of reputable home county legal counsel.
(iii)    Recovery would cause the disqualification of a tax-qualified retirement plan under Section 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
(b)Recovery of any Excess Compensation Award shall not be required if any exception provided by Rule 10.D-1(c) (general exceptions) applies.
6.No Indemnity
Any reimbursement for any loss arising from the Company’s recovery of an Excess Compensation Award from an Executive under this Policy shall not be subject to indemnity by the Company, notwithstanding any provision of the Company’s Bylaws or any contract of employment. The Company’s Bylaws shall be amended to incorporate this Section 6.
7.Enforcement
The Company, at the Committee’s request, shall bring suit to recover any Excess Compensation Award for which an Executive fails to voluntarily reimburse the Company.

8.Amendment
This Policy may be amended, restated, or otherwise modified by the Committee or the Board from time to time, including, without limitation, any changes the Committee determines are appropriate in connection with any rules, regulations, interpretations or other guidance from the U.S. Securities and Exchange Commission concerning Section 954 of Dodd-Frank.
9.Reporting
The Company shall make all disclosures required by the Federal securities laws and NYSE listing requirements in connection with (i) the adoption and maintenance of this Policy and (ii) the award and recovery, if any, of any Excess Compensation Award received by an Executive.
10.Interpretation
This Policy shall be interpreted and construed in all events to comply with the provisions of SEC Rule 10D-1 and NYSE Rule 303.14 of the NYSE Listing Manual. The Committee and the Board, respectively, are authorized to interpret this Policy.
11.Effective Date
This Policy is effective as of October 2, 2023 (the “Effective Date”), and applies to all Incentive Compensation Awards received by an Executive from and after the Effective Date.
12.Definitions
For purposes of this Policy, the following terms shall have the meanings set forth below:
“Accounting Restatement” means the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement, to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Clawback Event” means the earliest to occur of: (A) the date the Board or a committee of the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement (as defined above), or (B) the date a court, regulator, or legally authorized person directs the Company to prepare an Accounting Restatement.
“Executive” means the Company’s Chief Executive Officer, President, principal financial officer, principal accounting officer (or if there is no principal such account officer, the controller), any vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), or any officer who performs a policy-making function, or other person who performs policy-making functions for the Company. Executive officers of the Company’s parent, if any, or subsidiaries are executive officers for purpose of this Policy, if they perform policy-making functions for the Company. “Policy-making functions” for purposes of this Policy do not include policy-making functions that are not significant.
“Financial Reporting Measure” means a measure determined and presented in accordance with the Company’s accounting principles used in preparing its financial statements (“GAAP”), and any measures that are derived wholly or in part from those measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be included in the Company’s financial statements or an SEC filing.
“Incentive Compensation Award” means any compensation that is awarded, granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
“Recovery Period” means the three fiscal years immediately preceding the date of a Clawback Event, including any transition period that results from a change in the Company’s fiscal year within or immediately following such completed three-year period. A transition period between the last day of the Company’s previous fiscal year and ending on the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months shall be treated as a completed fiscal year.